Exhibit 99.1

 Wild Oats Markets, Inc. Revises Third Quarter and Full Year 2004 EPS Guidance

    BOULDER, Colo., Oct. 25 /PRNewswire-FirstCall/ -- Wild Oats Markets, Inc. (Nasdaq: OATS), a leading national natural and organic foods retailer, today revised its third quarter and full year 2004 gross margin and earnings per share (EPS) guidance.
    Comparable store sales in the third quarter of 2004 are expected to be within the range previously communicated of flat to slightly negative. However, higher-than-anticipated investments made in pricing and promotions to build sales in regions affected by on-going competitive activity -- primarily in Southern California and Texas -- and the impact of new stores caused gross margin in the third quarter to decline to 27.5 percent from 29.1 percent in the second quarter of 2004. Additionally, non-cash restructuring charges together with the closure of one store and other non-recurring charges are expected to add between $0.08 and $0.10 to the loss per share in the quarter.
    As a result of these factors, the Company now expects the loss for the third quarter of 2004 to be between $0.20 and $0.22 per share. As communicated previously, comparable store sales in the fourth quarter are expected to be negative 4.0 to 5.0 percent as the Southern California stores cycle strong results in 2003 related to the California United Food and Commercial Workers strike against conventional grocery retailers. Same-store sales for the full year are expected to be positive 1.0 to 1.5 percent. As a result of continued promotional activity into the fourth quarter, the Company expects gross margin to be approximately 28.0 percent for the full year and the net loss for the full year to be between $0.13 and $0.17 per share. Wild Oats will report full financial results for the third quarter of 2004 on November 4, 2004.
    Company management will host a conference call and webcast with financial analysts and investors on Thursday, November 4, 2004 at 11:00 a.m. Mountain time (1:00 p.m. Eastern time) to discuss complete financial results for the third quarter ended Sept. 25, 2004. Participants calling from the U.S. may call in by dialing (877) 252-5618. International callers should dial
(706) 634-1349. Participants should ask for the "Wild Oats third quarter 2004 earnings conference call" or reference conference ID number 1373326. A simultaneous webcast will be available through a link on the Investor Relations page of the Wild Oats website at www.wildoatsinc.com.

    About Wild Oats
    Wild Oats Markets, Inc. is a nationwide chain of natural and organic foods markets in the U.S. and Canada. With nearly $970 million in annual sales, the Company currently operates 108 natural foods stores in 24 states and British Columbia, Canada. The Company's markets include: Wild Oats Natural Marketplace, Henry's Farmers Market, Sun Harvest and Capers Community Markets. For more information, please visit the Company's website at www.wildoatsinc.com.

    Risk Factors and Uncertainties
    Except for the historical information contained herein, this news release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements include the number, timing and location of stores that the Company plans to open, relocate, sell or close in the future; the cost of future store development; expected future comparable store sales, revenues and earnings per share; the success of the Company's marketing and merchandising programs; total reductions in SG&A from the Company's reorganization; and the future financial measures and the prospects for favorable growth and performance.
    The statements made by the Company are based on management's present expectations, and actual results may differ from the results indicated or otherwise implied by such forward-looking statements due to certain risks and uncertainties including, but not limited to, general economic conditions, the impact of competition in certain regions, the Company's ability to execute on operational, marketing and merchandising initiatives being implemented, as well as other risks detailed from time to time in the Company's SEC filings, including the Annual Report on Form 10-K for the fiscal year ended December 27, 2003, as well as quarterly reports on Form 10-Q. These risk factors may not be an all-inclusive enumeration of the business risks faced by Wild Oats. Investors should recognize that the reliability of any projected financial data diminishes the farther in the future the data is projected.
    The statements made by management of the Company and summarized above represent their views as of the date of this press release, and it should not be assumed that the statements made herein remain accurate as of any future date. Wild Oats does not intend to update these statements and undertakes no duty to any person to effect any such update under any circumstances.

SOURCE  Wild Oats Markets, Inc.
    -0-                             10/25/2004
    /CONTACT: Sonja Tuitele, Corporate Communications of Wild Oats Markets, Inc., +1-720-562-4984/
    /Web site:  http://www.wildoatsinc.com /
    (OATS)

CO:  Wild Oats Markets, Inc.
ST:  Colorado, California, Texas
IN:  REA SUP FOD
SU:  ERP CCA